EXHIBIT 10.19

ITERUM THERAPEUTICS US LIMITED

October 25, 2021

Sailaja Puttagunta

39 Buell Hill Road

Killingworth, Ct. 06419

Re:Employment Terms

Dear Sailaja:

On behalf of Iterum Therapeutics US Limited (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment, which shall commence on or before January 28, 2022 (the “Start Date”).

IT IS HEREBY AGREED as follows:

1.	EMPLOYMENT BY THE COMPANY
1.1.

Position. You will serve as the Company’s Chief Medical Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2.

Duties and Location. You will perform those duties and responsibilities as are customary for the position of Chief Medical Officer and as may be directed by the Chief Executive Officer of Iterum Therapeutics plc (the “Parent”), to whom you will report. Your primary office location will be in the Company’s offices in Old Saybrook, Connecticut. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2.	BASE SALARY AND EMPLOYEE BENEFITS
2.1.

Salary. You will receive for services to be rendered hereunder base salary paid at the rate of $475,000 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

2.2.

Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), including but not limited to: paid holidays; paid sick time; vacation (provided that in no event will you be eligible to accrue more than four (4) weeks of vacation per year (accrued on a payroll-to-payroll basis as you perform work)) and other health and welfare benefits that the Company may make available to its full-time regular employees.

3.	ANNUAL BONUS
3.1.

Commencing with calendar year 2022, you will be eligible to earn an annual performance and retention bonus of up to forty five (45%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Chief Executive Officer of the Parent’s (the “Parent CEO”) assessment of your performance and the Company’s attainment of written targeted goals as set by the Parent CEO in its sole discretion. Bonus payments, if any, will be subject to applicable payroll deductions and tax withholdings. Following the close of each calendar year, the Parent CEO together with the Compensation Committee of the Board of Directors of the Parent (the “Parent Board”) will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year.

3.2.

You will receive an initial bonus payment of $86,000 (the “Initial Bonus”), subject to applicable payroll deductions and tax withholdings, within thirty (30) days of the Start Date (the “Initial Bonus Payment Date”), conditional upon your continuing employment with the Company on the Initial Bonus Payment Date. In the event of either (i) a Qualifying Termination (as defined in Section 9.1 below) or (ii) a termination of this Agreement by the Company in advance of the Start Date, in each case in connection with a Change in Control (as defined in Section 15 below) that occurs at any time between the date of this Agreement (the “Signing Date”) and the Initial Bonus Payment Date, you will be paid the full amount of the Initial Bonus on the effective date of the Change in Control.

3.3.

You will receive a subsequent bonus payment of $86,000 (the “6-Month Bonus”), subject to applicable payroll deductions and tax withholdings, within thirty (30) days of the six-month anniversary of the Start Date (the “6-Month Bonus Payment Date”), conditional upon your continuing employment with the Company on the 6-Month Bonus Payment Date. In the event of either (i) a Qualifying Termination (as defined in Section 9.1 below) or (ii) a termination of this Agreement by the Company in advance of the Start Date, in each case in connection with a Change in Control (as defined in Section 15 below) that occurs at any time between the Signing Date and the 6-Month Bonus Payment Date, you will be paid the full amount of the 6-Month Bonus on the effective date of the Change in Control.

4.	EXPENSES
4.1.

The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.	EQUITY COMPENSATION
5.1.	Subject to approval by the Compensation Committee of the Parent Board, the Parent will grant you an option (the “Stock Option”) to purchase 1,800,000 of the Parent’s ordinary shares (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and similar transactions affecting the ordinary shares of the Parent after the date hereof) under the Parent's 2021 Inducement Equity Incentive Plan (the “Inducement Plan”), at an exercise price equal to the fair market value per share of the ordinary shares of the Parent on the date of grant, as determined by the Parent Board.  The Stock Option will vest over four years, with 25% of the shares subject to the Stock Option vesting on the first anniversary of the commencement of your employment, subject to your continuing employment with the Company, and the remaining shares vesting monthly thereafter over the subsequent 36 months, in equal amounts, subject to your continuing employment with the Company.  The option will be subject to all of the terms and conditions set forth in the Inducement Plan and in the option award agreement covering the Stock Option, which must be executed to affect the grant of any option. The Stock Option will be granted as an inducement grant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) under the Inducement Plan as an inducement that is material to your employment with the Company.  In the event of either (i) a Qualifying Termination (as defined in Section 9.1 below) or (ii) a termination of this Agreement by the Company in advance of the Start Date, in each case that occurs either within three (3) months before or within twelve (12) months following the closing of a Change in Control (as defined in Section 15 below), in each case, the vesting and exercisability of any then-unvested portions of the Stock Option shall be accelerated in full.

5.2.

Subject to approval by the Compensation Committee of the Parent Board, the Parent will grant you 500,000 Restricted Stock Units (the “RSUs”) under the Inducement Plan. The RSUs will vest over four years, with 25% of the RSUs vesting on each one-year anniversary of the Start Date, subject to your continuing employment with the Company. The RSUs will be subject to all of the terms and conditions set forth in the Inducement Plan and in the Restricted Stock Unit Grant Notice covering the RSUs, which must be executed to affect the grant of the RSUs.  The RSUs will be granted as an inducement grant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) under the Inducement Plan as an inducement that is material to your employment with the Company. In the event of either (i) a Qualifying Termination (as defined in Section 9.1 below) or (ii) a termination of this Agreement by the Company in advance of the Start Date, in each case that occurs either within three (3) months before or within twelve (12) months following the closing of a Change in Control (as defined in Section 15 below), the vesting of any then-unvested RSUs shall be accelerated in full.

5.3.

Additionally, you may be eligible for future equity awards, at the discretion of the Parent Board, which will be governed by the terms and conditions of the Parent’s equity incentive plan then in effect and the applicable grant documents.

6.	CONFIDENTIALITY AND COMPANY POLICIES
6.1.

As a condition of employment, you agree to sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion; provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

7.	PROTECTION OF THIRD PARTY INFORMATION

7.1.

In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically-recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.

8.	AT-WILL EMPLOYMENT RELATIONSHIP
8.1.

Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.

9.	SEVERANCE
9.1.

If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 11 and 12 below and your continued compliance with the terms of this Agreement (including without limitation Section 6 above), the Company will provide you with the following severance benefits (the “Severance Benefits”):

9.1.1.

Cash Severance. The Company will pay you, as cash severance, nine (9) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings; provided, however, in the event of a Qualifying Termination that occurs either within a month before or within twelve (12) months following the closing of a Change in Control (as defined below), the Company will instead pay you, as cash severance, twelve (12) months of your base salary and 100% of your target Annual Bonus in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (either such amount, the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments and prorated amounts for your target Annual Bonus payments, if applicable, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and the first payment shall include any  amount that would have been paid had the cash severance payments commenced on the Separation from Service Date.

9.1.2.	COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of twelve (12) months, either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the twelfth (12th) calendar month following your Separation from Service date and which payments would be reduced by applicable taxes and withholdings.

10.	RESIGNATION WITHOUT GOOD REASON; TERMINATION FOR CAUSE; DEATH OR DISABILITY
10.1.

If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment as well as any unpaid business expense reimbursements pursuant to the Company’s standard practice. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance, other than rights to which you are entitled under the Company’s benefit programs.

11.	CONDITIONS TO RECEIPT OF SEVERANCE
11.1.

Prior to and as a condition to your receipt of the Severance described above, you shall execute and deliver to the Company an effective separation and release of claims agreement in a form acceptable to the Company, which shall include, among other things, a release of all releasable claims in favor of the Company, as well as non-disparagement and cooperation obligations, and reaffirmation of your continuing obligations under the Confidentiality Agreement (the “Release”), within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

12.	RETURN OF COMPANY PROPERTY
12.1.

Upon the termination of your employment for any reason, as a precondition to your receipt of the Severance (if applicable), within five (5) days after your Separation from Service Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service date you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.

13.	OUTSIDE ACTIVITIES
13.1.

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior consent of the Parent Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Parent Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Parent Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

13.2.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

14.	DATA PROTECTION
14.1.

All personal information which the Company holds about you is protected by data protection laws.  The Parent and its subsidiaries (including the Company) will collect and process personal data relating to employees in accordance with the privacy notice which is attached at Exhibit B.

15.	DEFINITIONS
15.1.	For purposes of this Agreement, the following terms shall have the following meanings:

15.1.1.

“Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company; (e) misconduct, or other violation of Company policy that causes harm; (f) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (g) conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Company in its sole discretion;

15.1.2.

you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (c) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice to the Parent Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period; and

15.1.3.

“Change in Control” shall mean: (1) a merger or consolidation in which the Parent is a constituent party (or of a subsidiary of the Parent is a constituent party and the Parent issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Parent outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (2) any transaction or series of related transactions in which in excess of 50% of the Parent voting power is transferred, other than the issue by the Parent of shares in transactions the primary purpose of which is to raise capital for the Parent’s operations and activities, or (3) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Parent Board in its sole discretion) of the assets of the Parent other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Parent to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Parent in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Parent immediately prior to such sale, lease, exclusive license or other disposition.

16.	COMPLIANCE WITH SECTION 409A
16.1.

It is intended that the Severance set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any instalment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each instalment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance constitutes “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section 16 shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.  No payments hereunder may be accelerated or deferred unless permitted or required by Section 409A.  In no event shall the Company (or the successor entity thereto, as applicable) have any liability to you or to any other person with respect to the application of Section 409A to the payments and benefits that may be payable hereunder.

17.	SECTION 280G; PARACHUTE PAYMENT
17.1.

If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
17.2.

Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

17.3.

Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 17. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

17.4.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 17(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

18.	DISPUTE RESOLUTION
18.1.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims (including but not limited to any claim pursuant to any law prohibiting discrimination or any wage and hour law), will be exclusively resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator, in Chicago, Illinois unless otherwise agreed to by you and the Company, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you on request). The arbitrator shall be selected by the Employee and the Company in accordance with JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. (Notwithstanding the foregoing, however, nothing herein shall be interpreted to mean that you are precluded from filing a charge with a fair employment practices agency, provided, however, that that you acknowledge that you may not recover any monetary benefits in connection with such a charge.)  Further, you and the Company agree that all disputes brought against each other will be arbitrated on an individual basis only, and not in a class action arbitration, a collective action arbitration, or any other group, representative, consolidated, or joint basis. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were filed in a court of law. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19.	MISCELLANEOUS
19.1.

This offer is contingent upon a background check clearance, reference checks clearance, and satisfactory proof of your identity and right to work in the United States. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Parent Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before October 28, 2021 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

ITERUM THERAPEUTICS US LIMITED:

By: /s/ Corey Fishman

Name: Corey Fishman

Title: Chief Executive Officer

Date: October 27, 2021

Reviewed, Understood, and Accepted:

/s/ Sailaja Puttagunta

Sailaja Puttagunta

Date: 27 October 2021

EXHIBIT A

CONFIDENTIALITY AGREEMENT

ITERUM THERAPEUTICS US LIMITED

EMPLOYEE CONFIDENTIAL

INFORMATION AND INVENTIONS

ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by ITERUM THERAPEUTICS US LIMITED, a Delaware corporation (the “Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer at the direction of the Board of Directors (each an “Officer”) of Iterum Therapeutics plc. I will obtain the Officer’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; and (c) that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A or if I have not completed Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Obligation to Keep Company Informed. During the period of my employment and for one year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce the United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except as expressly authorized by the Company or in strict compliance with the Company’s policies regarding the use of such software.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. NON-COMPETITION AND NON-SOLICITATION.

4.1 Additional Activities. I agree that during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company.

4.2 Non-Solicitation. I agree that during the term of my employment or consulting relationship with the Company, and for six months following the termination of my relationship with the Company for any reason, I will not directly or indirectly solicit, induce, recruit, hire or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity.

4.3 Non-Competition. I agree that for six months following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy and (b) on which I worked or about which I learned Confidential Information during my employment or consultancy with the Company. I further agree that for six months following termination of my relationship with the Company for any reason, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7. GENERAL PROVISIONS.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Delaware, without giving effect to any conflicts of laws principles that require the application of the law of a different country. I expressly consent to personal jurisdiction and venue in the courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice provided I am a United States based employee.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled

Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Chief Executive Officer of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

COMPANY:

ACCEPTED AND AGREED

ITERUM THERAPEUTICS US LIMITED

By:	/s/ Corey Fishman
Name: Corey Fishman
Title: CEO

Address: 200 S. Wacker Suite 2550 Chicago IL 60606

EMPLOYEE:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.

/s/ Sailaja Puttagunta
(Signature)

Sailaja Puttagunta
Name

27 October 2021
Date
Address: 39 Buell Hill Road Killingworth, CT 06419

EXHIBIT A

INVENTIONS

Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

x	None

☐	See immediately below:

EXHIBIT B

DATA PRIVACY NOTICE

Workplace Privacy Notice

1	What is the purpose of this document?

This Privacy Notice describes how we collect and use personal data about you during and after your working relationship with us, in accordance with data protection law.  This Privacy Notice applies to all employees, former employees, interns, agency workers and contractors.

[reserved]

We use personal data that we receive as part of the recruitment and on-boarding processes, together with additional personal data we receive throughout the course of our working relationship with you (e.g. so we can pay salaries, participation in benefit schemes, performance reviews, disciplinary processes etc.).  The personal data we receive is mostly processed for managing our workforce, performance of employment contracts and to comply with our legal obligations as an employer.

This Privacy Notice sets out the information that we must provide to you in accordance with Irish data protection laws, including the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and the Data Protection Acts 1988 to 2018, as these laws may be amended  and supplemented from time to time (“data protection law”).  You have certain rights in respect of your personal data, which are described in this Privacy Notice.

This Privacy Notice does not form part of any contract of employment or other contract to provide services.

It is important that you read and retain this Privacy Notice, together with any other privacy notice we may provide on specific occasions when we are collecting or processing personal data about you, so that you are aware of how and why we are using that information and what your rights are under data protection law.

2	Who does this Privacy Notice apply to?

This Privacy Notice applies to individuals who work for us, whether they are employees, interns, contractors and/or agency workers.  It covers personal data of former employees, and also third parties whose information you provide to us in connection with the employment relationship (e.g. your emergency contacts’ and beneficiaries’ personal data).

3	The types of personal data we receive about you

“Personal data” means any information about an individual from which that person can be identified.  It does not include data where the identity has been removed (anonymous data).

There are certain types of personal data which require a higher level of protection under data protection law, such as information about a person's health, ethnicity, religious beliefs, and trade union membership.

Throughout this Privacy Notice we use the term "processing" to refer to all activities involving your personal data, including collecting, handling, storing, sharing, accessing, using, transferring, erasing and disposing of it.

We will receive and process the following categories of personal data about you:

•Recruitment / Selection Data personal data contained in your job application; CV; record of interview; verification documentation; copies of right to work documentation; copy passport or other identification, work history, references and other personal data included in a cover letter, communications or as part of the application and selection process.

•Professional Qualifications such as colleges attended, professional qualifications and memberships, professional and/or academic transcripts.

•Identity and Contact Data such as your name, title, date of birth, addresses, telephone numbers, personal email addresses, and national identification number.

•Your Personal Image by way of photographs taken at business social events you attend; photographs included on our intranet, email and website; and photographs for marketing materials/communications.

•Emergency Contact Data such as the name and telephone number of your next of kin or the emergency contact(s) you nominate.

•Dependent Data such as civil/marital status, marriage certificate and dependants.

•Work Details such as work contact details; location of employment or workplace; employee number; job title; job description; reporting lines; working hours; your terms and conditions of employment; notification of relationship with a colleague and other personal data held for other legitimate purposes consequent to your employment/engagement with us.

•Employment Records such as start date and, if different, the date of your continuous employment; leaving date and your reason for leaving; holidays taken; training records; compensation history; termination arrangements (e.g. exit interview).

•Remuneration and Benefits Data such as salary, annual leave, pension and benefits information, participation in share or other work schemes; PPS number, PRSI number, VAT number (for certain contractors), bank account details, payroll records, time keeping records, tax status information and third party benefit recipient information.

•Performance Management Data such as performance assessments (including probationary assessments), feedback, appraisals, outputs from talent programs and performance management processes, and, where relevant, executive objective forms.

•ICT Data such as personal data related to your use of our information and communications systems including email and internet; your use of timekeeping systems and other information obtained through electronic means such as system login and access records; download and print records.

•CCTV Data namely your image and time of recording as captured by CCTV operated by the landlord of our business premises in and outside our business premises.

•Access Control Data namely access and security logs when you use any access control cards/fobs to gain entry to our offices.

•Workplace Health and Safety Data such as personal data obtained pursuant to safety audits, risk assessments and incident reports.

•Disciplinary and Grievance Data such as personal data contained in records (including correspondence, minutes of meetings, and reports) of allegations, investigations and proceedings, and their outcomes.

We may also receive and process special categories of personal data about you:

Special categories of personal data is personal data that reveals racial or ethnic origin, political opinions, religious or philosophical beliefs or trade union membership; genetic data; biometric data for the purpose of uniquely identifying a natural person; or data concerning health or a natural person’s sex life or sexual orientation.

We limit the collection of this kind of personal data from you.  Typically, we will only receive the following types:

•Incapacity Data such as personal data contained in your absence records, medical forms or certificates and records relating to any medical treatment, disability and workplace adjustments or accommodations.

•Pre-employment Screening Data namely the results of any mandatory pre-employment drug testing following a formal job offer but prior to commencing employment.

•Intoxicant Data namely the results of any mandatory intoxicant and/or drugs testing conducted during your employment/engagement with us.

In some cases, providing your personal data is necessary to enter into your employment contract with us, or to comply with applicable law.  If you do not provide us with this personal data, we may not be able to perform our contract with you.

You may sometimes provide us with personal data relating to third parties, such as your spouse, partner, dependents and other family members, for purposes of Human Resources administration and management, including the administration of benefits and to contact your next-of-kin in case of an emergency.  Before giving us this information please inform those third parties that you intend to disclose their personal data to us, the purposes for this disclosure, and that their personal data will be used by us in accordance with this Privacy Notice.

4	How we collect your personal data

We receive your personal data as part of the recruitment and on-boarding process.  Typically, we receive your personal data from the following sources:

•You, as a job candidate (e.g. through employment related web forms and other direct communications with you)

•Recruitment agencies

•Your named referees

•Persons who recommend you for employment

•The landlord of our business premises, if you visit our business premises and if we request from our landlord a copy of any security recordings containing CCTV Data for the purposes described in paragraphs 5 and 6 below

•Third parties who conduct pre-employment drug tests on our behalf

Once you are working with us, we receive personal data from the following sources:

•You, the employee, intern, contractor or agency worker, in the course of job-related activities throughout the period of you working with us.  For example, you will typically provide your personal data directly to your manager(s) or Human Resources contact, or through any Human Resources systems we operate, your participation in Human Resource processes, emails you send, and through written attendances from meetings you attend;

•From your colleagues and other personnel in the course of job-related activities and processes throughout the period of you working with us;

•From external third parties such as clients, business partners or regulatory bodies; medical reports and intoxicant and/or drugs tests reports from external professionals; tax authorities, insurance or benefit providers;

•Through access system and security logs when you use any of our information and communications systems, access control cards/fobs; time and attendance recording systems we operate; and

•The landlord of our business premises, if we request from our landlord a copy of any security recordings containing CCTV Data for the purposes described in paragraphs 5 and 6 below.

5	Purposes for using your personal data

We will only use your personal data when the law allows or requires us to.  In the majority of cases, the processing of your personal data will be justified for the legal grounds set out further below.  In any event, to process your personal data, we will be relying on at least one of the following legal bases:

•

processing is necessary to give effect to your contract of employment (for example, collecting bank account details to pay your salary, creating your information and communications systems access rights so you can carry out your duties, responding to grievances, managing beneficiary details, administering termination of employment and exit interviews);

•

processing is necessary for us to comply with a legal obligation (e.g. administering mandatory benefits, reviewing eligibility for work, creating an employee record (including absences), addressing occupational health issues, managing professional qualifications, managing information and communications systems’ security, disclosing tax data to government authorities or salary information to a national insurance scheme);

•

processing is in our legitimate interests as a business and as your employer/contracting customer and our interests are not overridden by your interests, fundamental rights or freedoms (e.g. assessing new job opportunities, managing and securing information and communications systems’ security; reviewing your performance at work, managing litigation or other legal requests).

The processing of special categories of personal data may be necessary in certain limited circumstances.  To process a special category of personal data concerning you, we will rely on one of the following legal bases:

•	In limited circumstances, your explicit consent;
•

Where the processing is necessary for the purposes of exercising or performing any right or obligation which is given or imposed by law on an employer or the worker in connection with employment law or social welfare law;

•	In respect of health related personal data only, the processing is necessary and proportionate for an occupational pension, retirement annuity contracts or any other pension arrangement;
•	Where the processing is necessary for the purposes of preventive or occupational medicine and/or the assessment of your working capacity;
•

Less commonly, we may process special categories of personal data where it is needed in relation to legal claims or where it is needed to protect your interests (or someone else's interests) and you are unable to give your consent, or where you have already made the information public.

6	Legal bases for using your personal data

We have set out below a description of the ways we use your personal data, and which of the legal bases we rely on to do so.  We have also identified what our legitimate interests are, where applicable.  We may process your personal data for more than one lawful ground depending on the specific purpose for which it is necessary to use your personal data.

Purpose/activity	Type of personal data	Lawful basis for processing your personal data

To respond to your job application and to manage the recruitment process (e.g. assess your skills, qualifications and suitability for the role; checking you are legally entitled to work in Ireland; communicate with you about the recruitment process; communicate with your referees; keep records related to our hiring processes; comply with legal or regulatory requirements; to provide appropriate facilities and adjustments for your attendance at any interview; to obtain pre-employment drug test reports).

•Recruitment/ Selection Data •Professional Qualifications •Identity and Contact Data •Incapacity Data •Pre-employment Screening Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary for our legitimate interests (for running our business and to assess suitability of candidates).

(c) Necessary to comply with a legal obligation.

(d) Necessary for performance of an obligation which is imposed by law on an employer in connection with employment law.

(e) Necessary for the assessment of working capacity.

Human resource management and management of our relationship with you (e.g. on-boarding staff; administering the contract we have entered into with you; recording notifications of relationship with a colleague; managing professional certifications / licenses and liaising with regulatory bodies on your behalf; education, training and development requirements; business reorganisations and corporate transactions; organising and running staff social events).

•Recruitment/ Selection Data

•Professional Qualifications

•Identity and Contact Data

•Emergency Contact Data

•Dependent Data

•Your Personal Image

•Work Details

•Employment Records

•Remuneration and Benefits Data

•Performance Management Data

•ICT Data

•Access Control Data

•Incapacity Data

•Workplace Health and Safety Data

•Disciplinary and Grievance Data

•Intoxicant Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary for our legitimate interests (for running our business and to ensure a positive, enjoyable and effective working environment for staff).

(c) Necessary to comply with a legal obligation.

(d) Necessary for performance of an obligation which is imposed by law on an employer in connection with employment law.

(e) Necessary for the assessment of working capacity.

(f) Necessary to protect the vital interests of a data subject or of another natural person where the data subject is physically or legally incapable of giving consent.

Administering payroll; paying your salary, and reimbursable expenses and bonuses; if you are an employee or deemed employee for tax purposes, deducting tax and other contributions; to administer benefits including statutory maternity pay, statutory sick pay, pensions and related family/dependant benefits,  and permanent health insurance

•Identity and Contact Data •Work Details •Remuneration and Benefits Data •Incapacity Data •Disciplinary and Grievance Data •Dependent Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary to comply with a legal obligation.

(c) Necessary for performance of an obligation which is imposed by law on an employer in connection with employment law.

(d) Necessary for the assessment of working capacity.

Providing and administering pension, insurance, share plans and other benefits to you; enrolling you in pensions and other benefits; liaising with the trustees or managers of a pension arrangement, your pension provider and any other provider of staff benefits

•Identity and Contact Data •Work Details •Remuneration and Benefits Data •Dependent Data •Incapacity Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary to comply with a legal obligation.

(c) Necessary and proportionate for an occupational pension, retirement annuity contract or any other pension arrangement.

Business management and planning, including accounting and auditing; conducting performance reviews; managing performance and determining performance requirements; making decisions about salary reviews and compensation; assessing qualifications for a particular job or task, including decisions about promotions; and managing headcount

•Identity and Contact Data •Work Details •Employment Records •Remuneration and Benefits Data •Performance Management Data •Workplace Health and Safety Data •Disciplinary and Grievance Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary for our legitimate interests (for running our business and strategic planning).

(c) Necessary to comply with a legal obligation.

Securing our information and communication systems and networks; securing our business premises and the persons and property inside our business premises and/or on surrounding areas; creating employee records on our Human Resources IT systems; creating IT and building access rights; monitoring use of our information and communication systems to ensure compliance with our IT and other policies (including those specified in our employee handbook); ensuring network and information security, including preventing unauthorised access to our computer and electronic communications systems and preventing malicious software distribution and cyber attacks

•Identity and Contact Data •ICT Data •CCTV Data •Access Control Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary for our legitimate interests (for running our business and to protect our property, assets, staff and others; and ensuring compliance with our employment handbook, IT and other policies).

(c) Necessary to comply with a legal obligation.

Marketing and business development including inclusion of your photograph in social media postings, publications and corporate websites	•Your Personal Image •Work Details

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary for our legitimate interests (for running our business and developing new business).

Creating and maintaining records relating to your absence from work (including for sickness, parental leave, discretionary leave, sabbaticals etc.)	•Identity and Contact Data •Work Details •Incapacity Data •Emergency Contact Data •Dependent Data •Workplace Health and Safety Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary to comply with a legal obligation.

(c) Necessary for performance of an obligation which is imposed by law on an employer in connection with employment law.

(d) Necessary for the assessment of working capacity.

Ensure your health and safety in the workplace and to assess your fitness to work, to provide appropriate workplace adjustments; ascertaining your fitness to work; complying with health and safety obligations; manage health and safety at work and report on incidents

•Identity and Contact Data •Work Details •Incapacity Data •Intoxicant Data •Workplace Health and Safety Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary to comply with a legal obligation.

(c) Necessary for performance of an obligation which is imposed by law on an employer in connection with employment law.

(d) Necessary for the assessment of working capacity.

Contacting family/next of kin in case of emergency	•Identity and Contact Data •Emergency Contact Data •Incapacity Data •Dependent Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary for our legitimate interests (for running our business and protecting the interests and safety of staff).

(c) Necessary to comply with a legal obligation.

(d) Necessary to protect the vital interests of a data subject or of another natural person where the data subject is physically or legally incapable of giving consent.

Responding to and resolving grievances; investigate and respond to complaints from clients/customers/partners; conducting disciplinary and grievance processes; gathering evidence for possible grievance or disciplinary hearings; making decisions about your continued employment or engagement; making arrangements for the termination of working relationships

•Identity and Contact Data

•Work Details

•Employment Records

•ICT Data

•CCTV Data

•Access Control Data

•Workplace Health and Safety Data

•Incapacity Data

•Intoxicant Data

•Disciplinary and Grievance Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary for our legitimate interests (for running our business and dealing effectively with grievances and disciplinary matters).

(c) Necessary to comply with a legal obligation.

(d) Necessary for performance of an obligation which is imposed by law on an employer in connection with employment law.

(e) Necessary for the assessment of working capacity.

Dealing with legal disputes involving you, or other employees, workers and contractors, including accidents at work; to prevent fraud; conduct or assist with internal, government, law enforcement and other investigations

•Recruitment/ Selection Data

•Professional Qualifications

•Identity and Contact Data

•Work Details

•Employment Records

•Remuneration and Benefits Data

•Performance Management Data

•Workplace Health and Safety Data

•Disciplinary and Grievance Data

•ICT Data

•Dependent Data

•CCTV Data

•Access Control Data

•Intoxicant Data

(a) Performance of a contract with you, or in order to take steps at your request prior to entering into a contract.

(b) Necessary for our legitimate interests (for running our business and to protect our property, assets, workforce and others).

(c) Necessary to comply with a legal obligation.

(d) Necessary for the establishment, exercise or defence of legal claims.

We may operate projects or arrangements in respect of which our workforce may be invited to participate.  In exceptional circumstances, depending on the nature of the project or arrangement, it may be necessary to process your personal data in respect of which we need your consent.  If your consent is needed, we will ask you for this separately to ensure that your consent is freely given, informed and explicit.  Information regarding processing based on your consent will be provided to you at the time that consent is requested, along with details of any consequences of not providing consent.

We will only use your personal data for the purposes for which we collected it, unless we reasonably consider that we need to use it for another reason and that reason is compatible with the original purpose.  If we need to use your personal data for an unrelated purpose, we will notify you and we will explain the legal basis which allows us to do so.  Please note that we may process your personal data without your knowledge or consent, in compliance with the above rules, where this is required or permitted by law.

7	Disclosures of your personal data

We may have to share your personal data with third parties, including third-party service providers and with other companies that are in the same corporate group as us (e.g. our holding company and our subsidiaries, and subsidiaries of our holding company).  We require third parties to respect the security of your personal data and to treat it in accordance with applicable data protection law.

Except as set out in this Privacy Notice, we do not disclose to any third party personal data that we collect or you provide to us.  We will share your personal data with third parties where required by law, where it is necessary to administer the working relationship with you or where we have a legitimate interest or other lawful reason for doing so.

We may have to share your personal data with the parties set out below for the purposes set out in the table in paragraphs 5 and 6 above.

•Internal third parties: We will share your personal data with other companies that are in the same corporate group as us:

(i)for global Human Resources planning and decision making, we will share some of your personal data with Iterum Therapeutics US Limited in the United States, which will be a joint controller of your personal data;

(ii)for the purposes of administering the Iterum employee share option plan, we will share some of your personal data with our parent company, Iterum Therapeutics plc;

(iii)for the provision of senior executive and management services, we will share your personal data with Iterum Therapeutics US Limited in the United States who provides us with the following senior executive and management services: Human Resources management;

(iv)for the provision of information and communications systems, maintenance and support and hosting of data, for example we will share your personal data with Iterum Therapeutics US Limited who provide us with the following services: IT services; hosting, access management, security and support of desktop applications, email services and other information and communication systems we make available to you;

(v)for certain Human Resources, payroll, benefits and administrative purposes.  For example, we will share your personal data with Iterum Therapeutics US Limited who provides us with the following services in respect of our workforce’s personal data: payroll and financial administration services; staff training; administration of staff pensions and benefits; Human Resource support; and

(vi)in the context of a business reorganisation or a restructuring exercise.

•External third parties: We may share some of your personal data with professional advisors and companies that provide products and services to us.  For example, the following activities are carried out by professional advisors and third-party service providers, which may involve their processing of your personal data in respect of the service they provide: pension administration and consultancy; benefits provision and administration; health insurance; IT services; cloud hosting services; employee share option plan administration; transfer agency services; payroll services; and legal and accounting services. Further, if you undergo a mandatory intoxicant and/or drugs test during your employment/engagement with us we will share your personal data with third parties who conduct these tests on our behalf.

•Public and Government Authorities: We may need to share your personal data with a regulator or to otherwise comply with the law.  This may include making returns to Revenue.

•Corporate activity: We may share your personal data with other third parties in the context of the possible sale or restructuring of the business.  In this circumstance we will, so far as possible, share anonymised data with the other parties before the transaction completes.  Once the transaction is completed, we will share your personal data with the other parties if and to the extent required under the terms of the transaction.

We require all third parties to whom we disclose personal data to respect the security of personal data and to treat it in accordance with the law.  We do not allow our service providers to use your personal data for their own purposes and only permit them to process your personal data for specified purposes and in accordance with our instructions.  Unless prevented by applicable law, we will notify you when your personal data may be provided to third parties in ways other than explained above, and you may have the option to prevent this sharing at the time that we notify you.

8	International transfers

As a multinational organisation there are times we will transfer your personal data outside the European Economic Area.  If we do, you can expect a similar degree of protection in respect of your personal data.

We will transfer the personal data we collect about you to the United States, which is outside of the European Economic Area, for the purposes described in paragraphs 5 and 6 and to the recipients described in paragraph 7. There is not an adequacy decision by the European Commission in respect of the United States. This means that the United States is not deemed to provide an adequate level of protection for your personal data. However, to ensure that your personal data does receive an adequate level of protection we have put in place appropriate measures, namely the European Commission approved model contractual clauses, to ensure that your personal data is treated by those third parties in a way that is consistent with and which respects data protection law.  If you require further information about this protective measure you can request it from Privacy@iterumtx.com.

9	Data security

We have put in place measures to protect the security of your personal data.  Details of these measures are available upon request.  Third party service providers will only process your personal data on our instructions and where they have agreed to treat the information confidentially and to keep it secure.

We have put in place appropriate security measures to prevent your personal data from being accidentally lost, used or accessed in an unauthorised way, altered or disclosed.  In addition, we limit access to your personal data to those employees, agents, contractors and other third parties who have a business need to know.  Whilst we take appropriate security measures to protect all personal data, no data transmission or security system can be guaranteed to be 100% secure. Service providers will only process your personal data on our instructions and they are subject to obligations of confidentiality.  All our third-party service providers are required to take appropriate security measures to protect personal data.

We have put in place procedures to deal with any suspected personal data breach and will notify you and the Data Protection Commission of a suspected breach where we are legally required to do so.  If you have reason to believe that any of your personal data is no longer secure, please notify Privacy@iterumtx.com immediately.

You also have an important role to play in protecting the security of your personal data, and you should take care about disclosing personal data, and how you protect your communications and devices.  Please refer to the employee handbook and all data protection and security policies notified to you from time to time for more information about your responsibilities and ensure you attend all mandatory data protection and data security training sessions allocated to you.

10	How long we keep your personal data

We will only retain your personal data for as long as necessary to fulfil the purposes we collected it for, including for the purposes of satisfying any legal, accounting, or reporting requirements.

To determine the appropriate retention period for personal data, we consider the amount, nature, and sensitivity of the personal data, the potential risk of harm from unauthorised use or disclosure of your personal data, the purposes for which we process your personal data and whether we can achieve those purposes through other means, and the applicable legal requirements.

In some circumstances we may anonymise your personal data so that it can no longer be associated with you, in which case we may use such information without further notice to you. Once you are no longer an employee, worker or contractor of the company we will retain and securely destroy your personal data in accordance with applicable laws and regulations.

11	Automated decision-making

Automated decision-making takes place when an electronic system uses personal data to make a decision without human intervention.

You will not be subject to decisions that will have a significant impact on you based solely on automated decision-making, unless we have a lawful basis for doing so and we have notified you.  We do not envisage that any decisions will be taken about you using automated means, however we will notify you if this position changes.

12	Your legal rights

Under certain circumstances, by law you have the right to:

Request access to your personal data (commonly known as a "data subject access request").  This enables you to request a copy of the personal data we hold about you and to check that we are lawfully processing it.

Request correction of the personal data that we hold about you.  This enables you to have any incomplete or inaccurate personal data we hold about you corrected.

Request erasure of your personal data.  This enables you to ask us to delete or remove personal data where there is no good reason for us continuing to process it.  You also have the right to ask us to delete or remove your personal data where you have exercised your right to object to processing (see below).

Object to processing of your personal data where we are relying on a legitimate interest (or those of a third party) to process your personal data and there is something about your particular situation which makes you want to object to us processing your personal data on this legal ground.

Request restriction of processing of your personal data.  This enables you to ask us to suspend the processing of your personal data in the following scenarios: (a) if you want us to establish the data's accuracy; (b) where our use of the personal data is unlawful but you do not want us to erase it; (c) where you need us to hold the personal data even if we no longer require it as you need it to establish, exercise or defend a legal claim; or (d) you have objected to our use of your personal data but we need to verify whether we have overriding legitimate grounds to use it.

Request the transfer of your personal data to you or to a third party.  We will provide to you, or a third party you have chosen, your personal data in a structured, commonly used, machine-readable format.  Note that this right only applies to automated information which you initially provided consent for us to use or where we processed the personal data to perform a contract with you.

Right to withdraw consent: In the limited circumstances where you may have provided your consent to the collection and processing of your personal data for a specific purpose, you have the right to withdraw your consent for that specific processing at any time. To withdraw your consent, please contact Privacy@iterumtx.com. Once we have received notification that you have withdrawn your consent, we will no longer process your personal data for the purpose or purposes you originally agreed to, unless we have another legitimate basis for doing so in law.

13	Exercising your rights

To exercise one or more of your rights in respect of your personal data, please contact Privacy@iterumtx.com.  You will not have to pay a fee to access your personal data (or to exercise any of the other personal data legal rights).  However, we may charge a reasonable fee if your request for access is clearly unfounded or excessive.  Alternatively, we may refuse to comply with the request in such circumstances.

14	[reserved]
15	Updating your personal data

It is important that the personal data we hold about you is accurate and current.  Please keep us informed if your personal data changes during your working relationship with us.

16	Changes to this Privacy Notice

We reserve the right to update this Privacy Notice at any time.  We will notify current employees in advance about any changes to this Privacy Notice that are material or may impact you.

17	Who to contact?

If you have any questions about this Privacy Notice, including any requests to exercise your legal rights, please contact a member of our Privacy Team at Privacy@iterumtx.com.